UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2014

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50679	77-0487658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former, address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On June 5, 2013, Corcept Therapeutics Incorporated (the “Company”) publicly announced the retirement of Robert L. Roe, M.D., President and Secretary, effective December 31, 2013. On January 7, 2014, the Company entered into a consulting agreement with Dr. Roe, effective as of January 1, 2014 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Dr. Roe will advise on clinical and pre-clinical development activities, interactions with the FDA and other regulatory bodies, consult on general management, and assist with the management of third-party clinical trials and the hiring and training of certain Company personnel (the “Services”).

The Company will pay Dr. Roe a consulting fee of $2,800 per Consulting Day (defined as a minimum eight hour day of Services), prorated for any partial Consulting Days, based on an hourly rate of $350. Further, outstanding stock options that Dr. Roe received during his tenure as an employee of the Company shall continue to vest during his consultancy with the Company and such options shall remain exercisable until three years following the termination of the Consulting Agreement, or if earlier, the original expiration date of such options.

The Consulting Agreement shall be in full force and effect through December 31, 2014, and may be extended by written agreement of the parties; provided, however, that the Consulting Agreement may be earlier terminated (i) upon 30 days’ written notice by either party or (ii) immediately upon written notice by the Company to Dr. Roe in the event of a material breach by Dr. Roe of any of the covenants contained in the Consulting Agreement or in the event of misconduct by Dr. Roe having a materially adverse effect on the Company’s business.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the ConsultingAgreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ G. Charles Robb
Name: G. Charles Robb
Title: Chief Financial Officer

Date: January 9, 2014

3